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                                   Exhibit B
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                      Executive Officers and Directors of
                              IVI Checkmate Corp.

          The following sets forth information with respect to the executive officers and directors of IVI Checkmate Corp.

          Gerard Compain is a French citizen and his principal occupation is Managing Director of Ingenico S.A. Mr. Compain's principal business address is 9, quai de Dion Bouton, 92816 Puteaux Cedex, France. Mr. Compain is a director of the Company.

          Gregory A. Lewis is a U.S. citizen and his principal occupation is to act as the President and Chief Executive Officer of Checkmate. Mr. Lewis' business address is 1003 Mansell Road, Roswell, Georgia 30076. Mr. Lewis is a director of the Company.

          John J. Neubert is a U.S. citizen and his principal occupation is to act as the Vice President-Finance and Administration, Chief Financial Officer, Secretary and Treasurer of the Company. Mr. Neubert's business address is 1003 Mansell Road, Roswell, Georgia 30076.

          Paul W. Noblett is a U.S. citizen and his principal occupation is to act as President of Noblett & Associates, Inc. Mr. Noblett's business address is 1500 East Las Olas Boulevard, Fort Lauderdale, Florida 33301. Mr. Noblett is a director of the Company.

          Bertil D. Nordin is a U.S. citizen and his principal occupation is to act as an investor in and director and advisor of several companies in computer related fields. Mr. Nordin's business address is 14 Ball Creek Way, Dunwoody, Georgia 30350. Mr. Nordin is a director of the Company.

          Gareth Owen is an Australian citizen and his principal occupation is Managing Director of Ingenico International (Pacific) Pty Limited. Mr. Owen's business address is 9, quai de Dion Bouton, 92816 Puteaux Cedex, France. Mr. Owen is a director of the Company.

          Peter E. Roode is a Canadian citizen and his principal occupation is to act as the President of Triarch Corporation. Mr. Roode's business address is 55 University Avenue, Suite 605, Toronto, Ontario, M5J 2H7, Canada. Mr. Roode is a director of the Company.

          Stanford Spence is a U.S. citizen and his principal occupation is to act as the Chairman of the Board of the Company. Mr. Spence's business address is 1003 Mansell Road, Roswell, Georgia 30076. Mr. Spence is a director of the Company.

          L. Barry Thomson is a Canadian citizen and his principal occupation is to act as the President and Chief Executive Officer of the Company and IVI. Mr. Thomson's business address is 79 Torbarrie Road, Toronto, Ontario, M3L 1G5, Canada. Mr. Thomson is a director of the Company and IVI.
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          George Whitton is a Canadian citizen and his principal occupation is to act as Vice Chairman of the Board of Directors of the Company. Mr. Whitton's business address is 79 Torbarrie Road, Toronto, Ontario, M3L 1G5, Canada. Mr. Whitton is a director of the Company.